Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

**MXE - Q1 2008 MXenergy Earnings Conference Call

Event Date/Time: Nov. 20. 2007 / 9:30AM ET

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CORPORATE PARTICIPANTS

 Robi Artman-Hodge

 MXenergy Holdings Inc. - EVP

 Jeffrey Mayer

 MXenergy Holdings Inc. - President and CEO

 Chaitu Parikh

 MXenergy Holdings Inc. - VP and CFO

CONFERENCE CALL PARTICIPANTS

 John King

 AIG Investments - Analyst

 Maryana Kushnir

 Nomura Management - Analyst

 Robert Gould

Private Investor

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the MXenergy Earnings Conference Call. My name is Latasha and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference.

(OPERATOR INSTRUCTIONS)

I would now like to turn the call over to Miss Robi Artman-Hodge, Executive Vice President. Please proceed.

 Robi Artman-Hodge - MXenergy Holdings Inc. - EVP

 Thank you, Latasha, and good morning, everyone. I am Robi Artman-Hodge, Executive Vice President of MXenergy Holdings Inc. Today, we will be reviewing with you our financial results for the quarter ended September 30, 2007 [Editor’s Note: The transcript has been edited to clarify the proper fiscal quarter being discussed in this call], which is the first quarter of our 2008 fiscal year.

Before we begin though, I would like to remind you that certain statements made during the conference call, which are not based on historical facts, may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described in our annual report on Form 10-K for the year ended June 30, 2007, as well as in our Form 10-Q for the first quarter of our fiscal year 2008. All information is current as of the date of this call and the Company undertakes no duty to update this information.

In addition, we will at the end of the call take additional questions. Due to SEC disclosure regulations, we will be limited to commenting on information that has already been made available by the Company. We will not be able to talk at this point about events occurring after our most recent three months ended September 30, 2007, that have not previously been disclosed by the Company.

Now, I would like to turn over the call to Jeffrey A. Mayer, MXenergy Holdings Inc., President and Chief Executive Officer.

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 Thank you, Robi, and good morning, everyone. I am Jeff Mayer, President and CEO of MXenergy Holdings Inc. With me today are, Chaitu Parikh, Vice President and Chief Financial Officer; and Robi Artman-Hodge, our Executive Vice President.

Today, we are reviewing with you our results for the first quarter of fiscal 2008. I want to remind everyone that weather conditions have a significant impact on customer demand and on the price of natural gas and electricity. These expose the Company to a high degree of seasonality in sales, cost of sales, billings to customers, inventory requirements and cash flows. They also expose the Company to earnings volatility from hedge exposure due to accounting treatment for realized and unrealized gains or losses from risk management activities in any period.

The majority of natural gas, which comprises approximately 80% of our total sales for the quarter ended September 30, 2007 occurs during the months of November through March of each calendar year. However, the Company utilizes a considerable amount of cash from operations and may use borrowings under its revolving credit facility to fund the inventory purchases and other working capital requirements during the months of April through October each calendar year, that’s the period in which we inject considerable amounts of gas into storage. As a result, the first and fourth quarters of our fiscal year typically are our lowest gas consumption quarters, which in turn results in lower sales and earnings during the same periods.

That being said, the three months ended September 30, 2007 produced a loss with adjusted earnings before interest, tax, depreciation and amortization, what we refer to as adjusted EBITDA, of $9.2 million, a decrease from the $0.9 million earnings we experienced during the 3 months ended September 30, 2006 [Editor’s Note: the transcript has been edited to reflect the proper period being discussed]. This loss of $10.1 million as compared to the same period in fiscal 2006 was due primarily to a decrease of $6.7 million in natural gas gross profit, excluding unrealized losses from risk management activities, and a $4.4 million increase in operating expenses, which were partially offset by an increase of $1.1 million of electricity gross profit excluding unrealized losses from risk management activities.

Chaitu will go into more detail later on in the call regarding the impact of inventory values on the gross profits, as well as the impact of an estimation change we made during the fourth quarter of fiscal year 2007. Increased operating expenses were primarily due to the continuation of various initiatives to enhance corporate finance, billing, account operations, customer service, information technology, marketing and supply functions in support of improved operations and controls experienced during fiscal year ended June 30, 2007, as well as increased expenditures related to a multimedia campaign to support our direct sales activities in the Georgia market.

Sales for the quarter ended September 30, 2007 were $76 million, an increase of $1.8 million or 2.4% compared to the same period last fiscal year. During the last quarter of fiscal year 2007, we refined our revenue estimation methodology related to customers and LDCs within our Michigan natural gas markets. As a result of this change in estimation, $8.4 million of revenue was deferred during the three months ended September 30, 2007. This amount would have been recorded as sales in the consolidated statement of operations for the three months ended September 30, 2006.

As compared with the same period in 2006, the average sales price of natural gas including fee revenue rose approximately 23% to $13.64 per MMBtu during the quarter ended September 30, 2007. The average sales price for power decreased from $136.15 [Editor’s Note: the transcript was edited to delete a reference to a mispronunciation] per megawatt hour in first quarter of fiscal year 2007 to $118.91 per megawatt hour in first quarter of fiscal year 2008, generally as a result of a price decline in this period versus the same period in our prior year.

Increased natural gas prices were more than offset by lower volumes of natural gas sold during the first quarter of fiscal year 2008. We sold approximately 4.4 billion cubic feet of gas in the first quarter of fiscal year 2008, as compared to approximately 6.1 Bcf in the first quarter of fiscal year 2007. The decreased volume is attributable to the reduced number of natural gas residential customer equivalents, which you will recall we refer to as RCEs, each reflecting a 100 MMBtus of annual natural gas consumption, or 10 megawatt hours of annual electricity consumption [Editor’s Note: the transcript was edited to clarify that RCEs reflect 100 MMBtus of natural gas consumption on an annual basis].

These RCEs were served during the first quarter of fiscal year 2008 as compared to the same period in fiscal year 2007. The reduced natural gas volumes were somewhat offset by an increase in electricity volumes from 39,000 megawatt hours in the first quarter of 2007, to 130,000 megawatt hours in the first quarter of 2008, a 233% increase.

The total number of RCEs at the end of first quarter of fiscal year 2008 was approximately 611,000, a decrease of 9% or approximately 63,000 RCEs from the first quarter of fiscal year 2007. As we explained in prior calls, this decrease was extensively due to higher than previously experienced, but anticipated attrition in our Ohio and Georgia markets after the Shell Energy Services Company acquisition that occurred in August 2006.

Some of the attrition also is associated with the loss of mid-market commercial customers who have higher volumes, but significantly lower margins. We also had a legacy SESCo, that’s the Shell Energy Services Company, municipality aggregation customer that included approximately 7,000 residents that did not renew during the quarter.

From 2005 through 2007, MXenergy experienced an average annual in-contract customer attrition rate of approximately 23%. Attrition for the first quarter of fiscal year 2008 ending September 30, 2007 was approximately 24%, which is more in line with our historic experience than what we noticed in the comparable year — the comparable quarter last year. The loss of customer accounts was primarily due to residential moves, customer payment issues and customer initiated switches.

We continue to combat attrition with our move program, which allows customers to move within another area serviceable by us, the ability to reestablish their rate plan. We also employ win-back programs for customers who have recently left us, and for the last few quarters, we have increased our billing of early termination fees.

Please note that our attrition data is calculated based upon actual customer load data. For analytical purposes, we assume that one RCE, as I said before, represents a natural gas customer with a standard annual consumption of 100 MMBtus, or an electricity customer with a standard annual consumption of 10 megawatt hours. However, each customer does not actually consume 100 MMBtus of natural gas or 10 megawatt hours of electricity. For example, one of our mid-market or large commercial customers may consume the equivalent of several hundred RCEs. Therefore, the net decline in RCEs may not be directly reflective of or attributable to customer attrition.

MXenergy continues to market to new customers using direct mail, Internet, telemarketing and door-to-door sales. We continue to increase our marketing effort with respect to small commercial customers, and we have increased marketing of electricity, primarily in Texas and Connecticut. Initiation of new products continues. Such products as the flat price product, our Earth Friendly Partner Program, which is a carbon offset product, and our warranty program are showing positive results. These are available in one or more of our territories.

Brand awareness marketing has been enhanced, particularly in Georgia, where we are using Walter Reeves, a locally, well-known radio and television gardening personality as a sponsor for MXenergy and its products. If you go to our Web site, you can find a video clip of Walter Reeves television commercials. This is a new initiative; we are pleased with the initial results. Our focus continues on our commercial marketing program where we have contracted with several independent professional sales agents for both telemarketing and door-to-door campaigns. We continue to recruit inside sales agents to cover certain of our key territories and we have created an internal door-to-door channel.

With the market remaining in contango, that is the spot prices lower than forward prices, we have continued to sell shorter term fixed price supply agreements along with variable price contracts. Our traditional renewals continue to be high and in line with past experience. The transition of our operational functions to Houston is virtually completed. We have hired key personnel in pricing, finance, customer operations and IT to enable us to meet our enhanced power marketing activities and to meet increased reporting and control obligations. We continue on our integration plan of our CRM and billing platforms into Siebel/Lodestar, the platform that we acquired in the SESCo acquisition. We also continue to automate our risk management system.

I also want to make you aware that on November 9, 2007, we signed an asset purchase agreement to acquire substantially all of the natural gas assets and customers of GasKey, a division of PS Energy Group, Inc., located in Georgia. This transaction is subject to regulatory approval and customer notification periods. We hope to finalize the transaction by the end of our second quarter of fiscal year 2008, sometime in the month of December. This acquisition represents the purchase of approximately 50,000 RCEs of business within our Georgia market.

Although we expect some of this business may either decline to come along with us, or may not renew at the expiration of the contracts. During the two and a half years prior to September 30, 2007, we successfully completed three separate business acquisitions. In addition to an aggressive pursuit of organic growth, we are continuously searching for new acquisition opportunities as part of our broad business development initiatives for fiscal year 2008 and subsequent years. We intend to expand our distribution of natural gas and electricity within our existing markets and then move into new LDC markets by leveraging our success in prior acquisitions, our customer care platform, and our established multi-channel marketing system.

I will now turn the call over to Chaitu Parikh, for a more detailed discussion of our financial results for the quarter ended September 30.

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 Thank you, Jeff. As Jeff indicated, MXenergy reported a loss of adjusted EBITDA of $9.2 million for the quarter ended September 30, 2007, as compared to adjusted EBITDA of $0.9 million for the same period in 2006. Adjusted EBITDA excludes unrealized gains and losses from risk management activities and non-cash compensation expenses. The decrease of $10.1 million as compared to the first quarter fiscal 2007, was primarily due to a decrease of $6.8 million in gross profit earned on natural gas customer contracts, which were partially offset by $1.1 million of higher gross profit earned on electricity customer contracts. Operating costs also increased by $4.4 million in the period.

As Jeff indicated, these increased operating costs result from the continuation of various initiatives to enhance and further support improved operations and controls experienced during the last year, as well as increased expenditures related to a multimedia campaign to support our direct sales activities in the Georgia market. Unrealized losses from risk management activities were $4.2 million for the three months ended September 30, 2007, as compared to $47.6 million for the same period in 2006.

These resulted from changes in forward natural gas prices during the respective periods in relation to the contracted forward prices. If forward prices remain constant, this impact should be fully offset in future periods by higher gross profit, as physical gas is delivered to customers during the remaining terms of their fixed rate contracts. For the quarter ended September 30, 2007, natural gas represented approximately 80% of sales and electricity represented about 20% of sales, as compared with the same period in 2006 where natural gas represented approximately 91% of sales and electricity sales represented 9%.

Natural gas sales and gross profit were 12% and 56% lower respectively for the three months ended September 30, 2007 as compared with the same period in 2006. Refinement of our revenue estimation methodology in our Michigan markets resulted in higher deferred revenue and lower sales and gross profit for the three months ended September 30, 2007 as compared with the prior year. During the quarter, Michigan market natural gas deferred revenue and inventories were $8.4 million and $6.6 million respectively, which were recorded in the consolidated balance sheet on volume of 1 million MMBtu. These amounts would have been recorded as sales and cost of sales respectively in the consolidated statement of operations for the three months ended September 30, 2006.

Despite lower natural gas prices for the three months ended September 30, 2007, natural gas cost of sales rose as a percentage of sales for the three months ended September 30, 2007 as compared with the same period in 2006. Our application of weighted average cost to value our natural gas inventory assumes that all purchases of natural gas are initially capitalized as natural gas inventories on the consolidate balance sheet.

The resulting weighted average cost per MMBtu was then utilized to calculate the cost of natural gas subsequently sold. As a result, when the price per MMBtu of natural gas purchased during the period is less than the weighted average cost per MMBtu of storage inventory at the beginning of the period, the weighted average cost per unit of storage inventory would be lower at the end of the period than at the beginning of the period.

The reduction in inventory value per MMBtu deferred in the balance sheet between the beginning and ending of an operating period is reflected as an increase in cost of natural gas sold in the consolidated statement of operations for the period. Conversely, for operating periods during which natural gas prices per MMBtu are greater during a period than the weighted average cost of storage inventory at the beginning of that period, the weighted average cost per unit of storage inventory will be higher at the end of the period than at the beginning of the period, which will ultimately result in lower cost of natural gas inventory sold for that period.

The price per MMBtu of natural gas was — gas purchased during the three months ended September 30, 2007, was significantly less per MMBtu than our weighted average cost of storage inventory at the beginning of the period, causing a higher weighted average cost of natural gas sold during the period. Conversely, natural gas prices rose during the three months ended September 30, 2006, which resulted in a higher weighted average cost of storage inventory at period end and a lower weighted average cost of natural gas sold during the period. The lower weighted average cost of natural gas storage inventory at September 30, 2007 should result in lower cost of natural gas sales in future periods.

Realized losses from risk management activities associated with hedges of inventory also increased in the current quarter. As we do not perform hedge accounting, realized losses from risk management activities includes an estimated $3 million of net losses for the three months ended September 30, 2007, as compared to $0.4 million of net losses for the same period in 2006 related to the settlement of risk management activities associated with natural gas inventories. In addition, natural gas RCEs decreased 16% from September 30, 2006 to September 30, 2007, which resulted in lower volume of MMBtus sold.

Increased electricity sales and gross profit for the three months ended September 30, 2007 was primarily driven by higher electricity RCEs, which increased more than 300% from September 30, 2006 to September 30, 2007, resulting from significantly higher volume of megawatt hours sold. The main driver for higher electricity sales and gross profit was significant organic customer growth mainly in Massachusetts.

Organic customer growth was also achieved from our recent entry into a new electricity market area in Connecticut, as well as in our existing New York market areas. Our acquisition of Vantage Power Services during the quarter ended June 30, 2007 established a presence for us in the Texas market and it added approximately 12,000 electricity RCEs.

Revenue growth was partially offset by a lower gross margin for megawatt hours sold within the expanded customer base during the three months ended September 30, 2007 as compared with the same period in 2006. During the three months ended September 30, 2006, the Company incurred $1.1 million of charges, primarily severance, retention bonuses, reimbursement of relocation cost and recognition bonuses associated with the acquisition of SESCo. Excluding the impact of these non-recurring charges, total operating expenses increased $6.2 million or 33% for the three months ended September 30, 2007 as compared with the same period in 2006.

During the three months ended September 30, 2007, we continued various initiatives to enhance our corporate finance, billing, accounting operations, customer service, information technology, marketing and supply functions in support of improved operations and controls initiated during the fiscal year ended June 30, 2007. In addition, in response to material internal control weakness as cited in our quarterly report on Form 10-Q for the three months ended March 31, 2007, we have increased staffing and incurred other costs to enhance our overall internal control environment, including our information technology and financial reporting controls.

The impacts of these initiatives include higher staff headcounts, salaries, benefits, professional fees and other general expenses from expanding our customer billing collections, and customer service functions, higher staff levels and related cost from enhancing our overall internal control environment for various corporate accounting and reporting functions, increased professional fees to support our development of a formalized internal audit function, and from our ongoing development of an internal controls environment that complies with the Sarbanes-Oxley Act of 2002, and higher information technology expenses related to business growth and process improvement initiatives. In addition, we have incurred an additional month of expenses during the three months ended September 30, 2007 as compared to the same period in 2006 related to the operations we acquired in the SESCo acquisition, which were acquired effective August 1st, 2006.

Higher advertising and marketing expenses for the three months ended September 30, 2007 resulted primarily from increased expenditures related to a multimedia campaign designed to support our direct sales activities in the Georgia market, subsequent to our acquisition of SESCo. Reserves and discounts include the provision for doubtful accounts and contractual revenue based discounts to certain LDCs. The 32% decrease in the provision for doubtful accounts for the three months ended September 30, 2007 was primarily due to improved collection experience on natural gas accounts receivable for the quarter.

A lower concentration of natural gas receivables and a higher concentration of electricity receivables, which are generally more current balances, also resulted in a lower provision for doubtful accounts for the three months ended September 30, 2007. Higher electricity receivables on September 30, 2007 resulted from the expanded electricity customer portfolio compared with the prior year. Lower natural gas sales during the three months ended September 30, 2007 resulted in lower contractual LDC discounts as well.

Long-term debt under the Floating Rate Senior Notes due 2011 and under the Denham credit facility, primarily resulted from our acquisition of SESCo, which was completed in August 2006. We accrued only two months of interest expense for the three months ended September 30, 2006 associated with these notes. Interest expense for the current quarter includes an additional month of expense, which was partially offset by a slightly lower average interest rate for the three months ended September 30th ‘07 as compared to the same quarter in 2006.

Lower income tax benefit for the three months ended September 30th ‘07 primarily resulted from lower loss before income tax benefit. Our effective tax rate improved to a benefit of 41.44% for the three months ended September 30th ‘07 from a benefit of 40.51% for the same period in 2006. The higher rate is primarily due to permanent differences related to non-deductible stock options.

Our principal sources of liquidity for funding our ongoing operations are cash from operations and our revolving credit facility. Our liquidity requirements arise primarily from our obligations incurred in connection with customer acquisition costs and the funding of our overall seasonal working capital needs. We may be subject to material variations and short term indebtedness under our revolving credit facility on a seasonal basis, due to the timing of commodity purchases to meet customer demands.

During the three months ended September 30, 2007, our cash and cash equivalents decreased $44.7 million from fiscal year end 2007, to a balance of $92.2 million at the end of the current period. Cash was primarily used for operating activities during the three months ended September 30, 2007, which is consistent with our normal seasonal business cycle. There were no new issuances of debt and no material changes in the balance or status of any of our long-term debt agreements during the three months ended September 30 of ‘07. We did not draw any borrowings under our revolving credit facility during the current quarter. For the year ended June 30, 2008, we estimate that we will not have to draw cash borrowings under our revolving credit facility to meet our seasonal working capital requirements.

There was no change in the status of our hedge facility during the current quarter. We have the flexibility to either post cash collateral, or issue a letter of credit as margin for the hedge facility. We will not be required to post additional collateral beyond the initial margin requirements unless our forward hedge position exceeds 65 million MMBtus. At September 30, 2007, our forward hedge positions and the unrealized losses related to those positions totaled approximately 18.1 million MMBtus and $20.4 million respectively.

As Jeff mentioned earlier, on November 9, 2007, we entered into an agreement to acquire a portfolio of natural gas customers and certain related net assets of a Georgia based retail gas company. Total purchase price will include a base amount of approximately $4 million plus contingent consideration payable on a quarterly basis in arrears for volumes consumed on customer contracts acquired, subject to certain adjustments in accordance with the terms and conditions of the purchase agreement. Subject to regulatory approval, the acquisition is expected to close during the quarter ended December 31, 2007. Note that this acquisition involves business that is consistent with the Company’s current activities within Georgia.

I will now turn the call back to Jeff Mayer for some closing remarks.

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 Thanks very much, Chaitu. Let me thank our listeners again for joining us. We appreciate your interest in our Company. We will open the call for questions, and I think I will turn the call back over to Latasha.

 QUESTION AND ANSWER

Operator

 Thank you.

(OPERATOR INSTRUCTIONS)

And your first question comes from the line of [David Nordon] with AIG Investments. Please proceed, sir.

 John King - AIG Investments - Analyst

 Hi, this is John King here. How are y’all doing?

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 Hi, John, good.

 John King - AIG Investments - Analyst

 Good. I wanted to clarify the thing you mentioned about the way that RCEs are calculated based on volumes. That something that I hadn’t really sort of thought through before. What measurement period do you use for that calculation where you give the number as of the most recent quarter? Do you use the volumes for that quarter or an annualized number or a forward-looking number? How do you calculate that?

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 We use a period end number. So, it is the period end volume that we are using to disclose the RCEs for the period. So, as of September 30, 2007, it would be the customers we are servicing as of September 30, 2007 and the expected forward annual usage of those customers.

 John King - AIG Investments - Analyst

 Okay. And presumably, the expected forward usage would be normalized usage levels.

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 Absolutely.

 John King - AIG Investments - Analyst

 Okay, fair enough. On the acquisition you guys did, are there — to what extent can you kind of put some parameters around the earn-out involved in the deal and kind of what types of metrics or kind of high-end, low-end? Or, kind of roughly speaking, what would the earn-out kind of add up to, and how would that work?

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 John, I don’t know if we can address that specifically, but I can tell you that it’s certainly well within our parameters.

 John King - AIG Investments - Analyst

 Okay. How did that — those assets become available? Did they run into some trouble, or was it just something that you guys have been looking at?

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 They approached us. It was a negotiated deal. We have had quite a few people approaching us over the past year. And we have looked at a number of people. I think there are lot of reasons why people have approached us without commenting on anybody in particular, there are often factors related to credit constraints, to systems challenges, a lot of the things that continue to be barriers to entry in this business.

 John King - AIG Investments - Analyst

 Yes, that’s fair. I guess with all the price competition you guys have been talking about in Ohio and Georgia, and that being in Georgia, I guess to sort of try and get out what the state of potential consolidation is, obviously consolidation makes sense when you start to [enter] that kind of competition, but —

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 Well, it’s certainly gratifying to see the Georgia market continue to grow and we have — as you noticed, with our marketing expense, focused on that market, we have been happy with the results and this fits in nicely with that strategy.

 John King - AIG Investments - Analyst

 Okay. Would you say the EBITDA number for the quarter that you guys just reported, would you say that that’s sort of commensurate with kind of the volatility you see normally from seasonality, from weather, from volume changes as a result of weather? And is it kind of — so, is it a number that sort of keeps you on track for where you want to be for the year, or would it — does it sort of change your outlook at all? I know you haven’t given a specific outlook, but qualitatively speaking.

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 I would say it’s less related to weather impact during the quarter, but it’s more related to commodity prices and the accounting methodologies that we follow for our hedges, more than anything. And to summarize, really — it’s really a timing difference. We are — we end up, because of the accounting methodology we employ for the settled hedges associated with inventory, as well as for this — the change in our estimation for the Michigan market, we are taking charges or not recording revenue that we would have reported in this period and we will be reporting in future periods.

 John King - AIG Investments - Analyst

 Okay, that makes sense. Last question. A while back you guys had initiated the process of registering the bonds and then you stopped it when you looked at sort of other transactions. Now that, as far as we know you are not — I know you are actively continuing to look at those, but will you reinitiate the process of registering the bonds?

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 We have completed the registration process on the bonds, John.

 John King - AIG Investments - Analyst

 Okay. All right, that’s all I had.

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 You can buy some more.

 John King - AIG Investments - Analyst

 (Inaudible) missed that one, thanks.

Operator

 Your next question comes from the line of Maryana Kushnir with Nomura Management.

 Maryana Kushnir - Nomura Management - Analyst

 Hi. I have a few questions. First of all, I missed that — what you said about the inventory charge. Did you quantify that?

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 We had two items that impacted inventory and costs during the period. We had one, which we — we have typically been quantifying the impact of hedges associated with inventory, that charge was approximately $3 million.

 Maryana Kushnir - Nomura Management - Analyst

 That’s due to the timing, right?

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 That’s due to timing. The other impact, which we did not quantify, but we tried to explain is the — is the change in value of inventory on a per unit basis, as we have been purchasing gas during the quarter, and the prices were lower than what the weighted average cost of inventory was at the beginning of the quarter. As we revalue that inventory through the quarter, we then take a charge through the earnings.

 Maryana Kushnir - Nomura Management - Analyst

 How much was that?

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 We do not quantify that amount, but it — is again, it’s a timing difference, that is something that will reverse in future periods as we take the gas out of the ground and we sell it to our customers.

 Maryana Kushnir - Nomura Management - Analyst

 Okay. And on top of that, it’s — you had $1.8 million of deferred margin, right?

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 That’s correct and then there is the $3 million impact on the hedges associated with inventory.

 Maryana Kushnir - Nomura Management - Analyst

 Okay. Then a few things on the acquisition. Did you specify how many RCEs you bought —?

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 We did. It was approximately 50,000 RCEs. We do anticipate though that we will have an adjustment in that relating to the fact that some of the commercial accounts require customer consent before they can be moved over. We also are required under Georgia regulation to provide notice to customers and an opt out provision for residential customers. That was one reason we experienced the attrition last year after the Shell deal. We anticipated it, it’s something that we have lived with before and we deal with it in our contract.

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 Just to add to that, there is an adjustment mechanism. So, when we get to the closing date, there will be a purchase price adjustment to the extent there is a decline in the volume from the effective date of the agreement [Editor’s Note: the transcript has been edited to reflect that the purchase price adjustment will measure the volume decline from the effective date of the purchase agreement].

 Maryana Kushnir - Nomura Management - Analyst

 Okay. So, I mean it’s reasonable to assume that in the end of the day, it will be less than 50,000 RCEs and you perhaps will pay less than $4 million, right?

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 That’s reasonable to assume.

 Maryana Kushnir - Nomura Management - Analyst

 And the press release said that the purchase price assumed also the assumption of certain liabilities. Are there any significant liabilities that you assume?

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 No. The liabilities that we are assuming really relate to the credit obligations associated with servicing those customers. So, it’s no different than our existing projects where we have credit requirements with the utilities and pipelines. And so, we didn’t take on any long term debt obligations [Editor’s Note: the transcript was edited to insert the language that was inaudible to the transcriber].

 Maryana Kushnir - Nomura Management - Analyst

 Yes. I was just double checking if there was any debt that you are assuming?

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 No, we are not assuming any debt in this transaction.

 Maryana Kushnir - Nomura Management - Analyst

 Okay. And just to follow up on this question regarding RCEs. So, if I understand correctly the comment that you made, you let some of the mid market customers to walk away from you or maybe that just happened out of your control, and because of that, RCE count looks worse than otherwise it would have been. Is it right?

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 Yes, Maryana, that’s an astute observation. The fact is that a commercial customer can represent hundreds of RCEs, none of our commercial customers are a huge part of our book, as you know, but you can have that kind of disproportion in terms of volume. But the margins of course, associated with the commercial customer are often significantly less than those of a residential customer, so that the impact appears to be magnified in an RCE metric.

 Maryana Kushnir - Nomura Management - Analyst

 And you consciously decided to let those volumes go, is that right?

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 It varies. We lose customers for a couple of reasons. On renewal for example, we may not get the business because our margin requirements may be higher than they were earlier. And in some cases, although less in the case of commercial, the customers may choose to go to another marketer or to return to the utility, in which case, we have a decision to make whether to hold them accountable for the contract, which is more likely in the case of a large customer, or to let them go in the case of a small customer.

 Maryana Kushnir - Nomura Management - Analyst

 Okay. And lastly, SG&A and marketing expenses were somewhat higher this quarter. What is the normalized run rate for those two items?

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 The marketing costs, you can’t really take the quarterly costs and say that that’s a normal. There are some campaign related costs. In this specific period, we did incur some costs associated with a multimedia campaign we initiated in Georgia. So, it’s difficult to really take the quarterly cost and then annualize it, because there is some timing associated with when we incur those costs. On the general and administrative costs, I think that it’s — those costs are — it’s much easier to assume that that would be more of a normalized run rate.

 Maryana Kushnir - Nomura Management - Analyst

 So, why is it so much higher versus prior year? I saw that you were through with some of the kind of programs that you had, some restructuring programs and —.

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 We are complete with the restructuring program. There were — one we had three months of costs associated with the people and resources we acquired from the SESCo acquisition in this quarter versus last year. We also have over the course of the year increased staffing levels across almost all areas of the Company to improve controls in the organization.

 Maryana Kushnir - Nomura Management - Analyst

 Okay, thank you.

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 Thank you, Maryana.

Operator

 I show no further questions in the queue. You have another question that has just queued up from Robert Gould. Please proceed.

 Robert Gould - Private Investor

 Hi guys, thanks for the results. I was wondering about, since you are doing so well on power now and it’s becoming a more significant part of your business, what the relative profitability of power is versus gas?

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 Hi, Rob.

 Robert Gould - Private Investor

 Hi.

 Chaitu Parikh - MXenergy Holdings Inc. - VP and CFO

 We target a margin that is comparable on the power side with the gas side. So, in terms of the profitability metrics, they are fairly consistent when you look at the margins that we target and earn on the power side, versus the — cost of customer acquisition on the power side versus gas. So, we really target the same type of metrics.

 Robert Gould - Private Investor

 Okay, thank you.

Operator

 I show no further questions.

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 Operator, let’s just give another moment in case of any others. Feel free to call us. Latasha, no other questions?

Operator

 No, sir.

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 Very good. Then, I will turn it over to Robi and want to wish you all a very happy Thanksgiving.

 Robi Artman-Hodge - MXenergy Holdings Inc. - EVP

 So, if there are no further questions, I really want to thank all of you for joining us today. A replay of this conference call will be available for 30 days beginning today at the Investor Relations link at the www.mxholdings.com site. Additionally, we will post the transcript of today’s teleconference on or about December 4th, at the Investor Relations link at again, www.mxholdings.com. We truly appreciate your continued interest in MXenergy; look forward to having you on future calls with us. I wish you a very, very wonderful Thanksgiving. Thank you.

 Jeffrey Mayer - MXenergy Holdings Inc. - President and CEO

 Bye now.

Operator

 This concludes the presentation and you may all now disconnect. Good day.

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